Putnam Equity Income Fund
5/31/05 Semi Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended May 31, 2005, Putnam Management has assumed
$24,966 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A	 	$13,112
Class B          2,119
Class C		    218

72DD2 (000s omitted)

Class M		   $514
Class R		      7
Class Y		  2,614

73A1

Class A		$0.106
Class B 		 0.044
Class C		 0.045

73A2

Class M 		$0.065
Class R		 0.085
Class Y		 0.126

74U1 (000s omitted)

Class A		 130,964
Class B		  45,897
Class C		   5,057

74U2 (000s omitted)

Class M		   3,198
Class R			 103
Class Y		  17,177

74V1

Class A		$17.27
Class B		 17.12
Class C		 17.17

74V2

Class M		$17.14
Class R		 17.23
Class Y		 17.27